Exhibit 99.1

SRAX Receives Delisting Notice from NASDAQ

Los Angeles, March 8, 2023 - SRAX, Inc. (NASDAQ: SRAX), a financial technology company that unlocks data and insights for publicly traded companies through Sequire, its SaaS platform, announced that it received a delisting notice from NASDAQ after the close of the market on March 7, 2023.

The delisting notice states that the company’s shares will be suspended from trading on NASDAQ at the opening of business on March 9, 2023. The company’s shares will then move to the expert market on the OTC until the company is current on its financials. Once the company is current, it will then move to the PINK market. At that time, the company can evaluate how it would like to proceed. For more information on the OTC markets go to OTCmarkets.com.

The company is disappointed to receive this delisting notice but is committed to addressing the issue and regaining compliance as soon as possible. The company’s underlying business continues to perform well, with over 25 new customers added in Q1 of 2023.

SRAX had hoped that NASDAQ would allow more time to become current on its financials, as the company is working diligently to finalize its filings. The company remains committed to keeping its shareholders informed of any further developments.

About SRAX

SRAX (NASDAQ: SRAX) is a financial technology company that unlocks data and insights for publicly traded companies. Through its premier investor intelligence and communications platform, Sequire, companies can track their investors’ behaviors and trends and use those insights to engage current and potential investors across marketing channels. For more information on SRAX, visit srax.com and mysequire.com.

Cautionary Statement Regarding Forward-Looking Information:

This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Such forward-looking statements may relate to, among other things, the Company’s continued efforts and ability to regain and maintain compliance with the Nasdaq Listing Rules. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in our business, and our need for future capital. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in SRAX’s periodic reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Reports on Form 10-Q as well as and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact

Investors@srax.com

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